Exhibit (g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT
for
NB CROSSROADS PRIVATE MARKETS ACCESS FUND LLC

NEUBERGER BERMAN INVESTMENT ADVISERS LLC
1290 Avenue of the Americas
New York, New York 10104

October 22, 2020

NB Alternatives Advisers LLC
1290 Avenue of the Americas
New York, New York 10104

We have entered into an investment advisory agreement, dated as of October 22, 2020, (the “Investment Advisory Agreement”) with NB Crossroads Private Markets Access Fund LLC (the “Fund”) pursuant to which we are to act as investment adviser (the “Adviser”) to such Fund. We hereby agree with you as follows:

1.
Subject to the supervision of the Fund’s Board of Managers (the “Board”) and the Adviser, NB Alternatives Advisers LLC (the “Subadviser”) will provide a continuous investment program for the Fund and determine the composition of the assets of the Fund, including determination of the purchase, retention or sale of the securities or instruments, cash and other investments contained in the portfolio. The Subadviser will conduct investment research and conduct a continuous program of evaluation, investment, sales and reinvestment of the Fund’s assets by determining the securities and other investments that shall be purchased, entered into, sold, closed or exchanged for the Fund, when these transactions should be executed, and what portion of the Fund should be held in the various securities and other investments in which it may invest, and the Subadviser is hereby authorized to execute and perform such services on behalf of the Fund.  The Subadviser will provide the services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s registration statement under the Investment Company Act of 1940, as amended (the “1940 Act”) or the Fund’s annual and semi-annual reports to investors, as delivered to the Subadviser from time to time. The Subadviser will also work with and assist the Adviser with any administrative functions that the Adviser is required to perform under the Investment Advisory Agreement.

2.
For the services rendered, the facilities furnished and expenses assumed by the Subadviser, the Adviser shall pay to the Subadviser a fee with respect to the Fund in an amount to be determined from time to time by the Adviser and the Subadviser but in no event in excess of the amount that the Adviser actually received for providing services to the Fund pursuant to the Advisory Agreement. The quarterly fee currently paid by the Adviser to the Subadviser in respect to the Fund is 90% of the Advisory Fee and 100% of the Incentive Fee paid by the Fund to the Adviser.

3.
As used in this Agreement, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a)(4) and 2(a)(42), respectively, of the 1940 Act.

4.	This Agreement shall terminate automatically in the event of its assignment, or upon termination of the Investment Advisory Agreement between the Fund and the undersigned.

This agreement may be terminated at any time, without the payment of any penalty, by the Board of the Fund, or by a vote of a majority (as defined in the 1940 Act) of the outstanding securities of the Fund or by the undersigned on not less than sixty days’ written notice addressed to you at your principal place of business; and (b) by you, without the payment of any penalty, on not less than sixty days’ written notice addressed to the undersigned at your principal place of business.

This Agreement shall remain in full force and effect for a period of two (2) years from the date hereof (unless sooner terminated as provided above) and from year to year thereafter only so long as its continuance is approved in the manner required by the 1940 Act, as from time to time amended.

5.
The Subadviser will use its best efforts in the supervision and management of the investment activities of the Fund and in providing services hereunder, but in the absence of willful misconduct, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Subadviser, its directors, officers or employees and its affiliates, successors or other legal representatives (collectively, the “Affiliates’’) shall not be liable to the Fund for any error of judgment, for any mistake of law, for any act or omission by the Subadviser or any of the Affiliates or for any loss suffered by the Fund. Notwithstanding the foregoing, the Fund shall not be deemed to have waived any rights it may have against the Subadviser under federal or state securities laws.

6.
The Fund shall indemnify the Subadviser and its directors, officers or employees and their respective affiliates, executors, heirs, assigns, successors or other legal representatives (each an “Indemnified Person”) against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person’s duties with respect to the Fund, except those resulting from the willful misconduct, bad faith or gross negligence of an Indemnified Person or the Indemnified Person’s reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, “disabling conduct”). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Managers who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder. The Fund shall advance to an  Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys’ fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. The Subadviser agrees, and each other Indemnified Person will agree as a condition to any such advance, that in the event the Indemnified Person receives any such advance, the Indemnified Person shall reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that the Indemnified Person was not entitled to indemnification under this Section 6.

Notwithstanding any of the foregoing to the contrary, the provisions of this Section 6 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal Securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 6 to the fullest extent permitted by law.

7.
The sole parties to this Agreement in its entirety are the Adviser and the Subadviser. The Fund is a limited party to this Agreement, as solely a party to the indemnification provision in Section 6 of this Agreement The parties to this Agreement do not intend for this Agreement to benefit any beneficial owner of interests in the Fund or to be enforceable by such beneficial owners.

8.	This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Brian Kerrane
Name:	Brian Kerrane
Title:	Managing Director

NB ALTERNATIVES ADVISERS LLC

By:	/s/ James Bowden
Name:	James Bowden
Title:	President and Chief Executive Officer

NB CROSSROADS PRIVATE MARKETS ACCESS FUND LLC (solely as party to the indemnification in Section 6 of this Agreement)

By:	/s/ James Bowden
Name:	James Bowden
Title:	Managing Director

[Sub-Advisory Agreement]